Summary of Loan Agreement
Agreement #YYB381011090001

Party A (Borrower): Beijing Jiachenhong Biological Technologies, Co., Ltd.
Party B (Lender): Huaxia Bank, Beijing Xiushui Branch

Article 1 Type of Loan
Short Term Loan

Article 2 Amount and Currency of Loan
2.1	The currency of the loan stipulated in the agreement is Renminbi (“RMB”).
2.2	The amount of the loan under this agreement is RMB45,000,000.

Article 3 Purpose of Loan
The loan under this agreement is limited to be used for purchasing raw materials. Without Party B’s written consent, Party A shall not change the purpose of the loan.

Article 4 Term of Loan
4.1	The term of the loan under this agreement is one year, commencing April 27, 2009 to April 27, 2010.
4.2	The total amount of the loan is drawn down on April 27, 2009.
4.3	The loan shall be repaid on April 27, 2010.
4.4
In the event the actual drawdown date and the due date of the last repayment date is inconsistent to the aforementioned provisions, the drawdown date and the due date shall be determined by the date specified on the borrowing certificate.

Article 5 Interest Rate of Loan
5.1
The interest rate of the loan under the agreement is 5.841% per annum. After the agreement is executed, in the event the People’s Bank of China (the “PBOC”) adjusts the benchmark interest rate prior to the actual drawdown date, the interest rate of the loan under the agreement shall be calculated pursuant to the floating adjustment set forth in Article 5.4 based on the adjusted benchmark interest rate of the same term.

5.2	The interest of the loan under the agreement shall be calculated monthly. The interest payment date is the 20th day of every month. The last interest payment date is the due date of the agreement.
5.3
In the event the PBOC adjusts the benchmark interest rate of the same term after the loan is launched, the interest of the loan shall be adjusted monthly. The adjusted interest rate of the loan shall commence to be applied from the second day of the first interest payment date after the adjustment.

5.4	In the event the interest rate is adjusted pursuant to Article 5.1 and Article 5.3, it shall be up-floated 10% based on the adjusted PBOC benchmark interest rate.

Article 6 Condition Precedent of Drawdown

Article 7 Repayment of Loan
7.1	The repayment source of Party A is including but not limited to its operating income.

7.2
Party A shall deposit the full amount of the repayment (the interests, the principal) in the account opened with Party B upon the maturity date (the interest payment date, the principal repayment date). Party B is entitled to withdraw the aforesaid repayment from such account.

7.5
In case Party A intends to prepay the loan before maturity, it shall submit an advance written application within 10 business days prior to the prepayment to obtain the written consent of Party B. Party B shall calculate the interest based on the aforesaid interest rate and the actual borrowing days of the loan.

Article 8 Guarantee/Mortgage/ Pledge of Loan
8.2	The loan is guaranteed by the maximum mortgage agreement entered into by and between Party A (as the mortgagor) and Party B.

Article 9 Right and Obligation of Party A
9.1	Party A shall warrant that it was legally incorporated.
9.2	Party A shall warrant that it obtained all the approvals of the competent authorities and the board of directors.
9.3
Party A shall warrant that the execution of this agreement does not violate any terms binding Party A and its assets, any other agreement, and guarantee/ mortgage/ pledge agreement entered between Party A and the other party, and terms of any document, covenant and promise binding Party A.

9.4	Party A shall warrant that it provided all necessary documents and information as requested by Party B, and all of the documents and information submitted are true, accurate, legal and valid.
9.5	Party A is entitled to drawdown and use the loan in accordance with the agreement.
9.6	Party A shall use the loan in compliance with the purpose of the loan aforementioned in this agreement.
9.7	Party A shall cooperate with Party B with regard to the credit check performed by Party B upon issuance, execution and maturity of the loan.
9.8	Party A shall repay the loan and relevant interests in accordance with the agreement.
9.9
Party A shall send Party B a 30-day written notice prior to the occurrence of the events, including but not limited to the outsource, lease, escrow, asset restructure, debt restructure, equity restructure, co-operating business, merger, acquisition, joint venture, capital deduction, dissolution application, reforming application, bankruptcy application or other events could change its organization or system and legal status, and complies with repayment obligation agreed by the written consent of Party B, or provides new guarantees/ mortgages/ pledges accepted by Party B, otherwise Party A shall not carry out the aforesaid activities unless repayment under this agreement has been fully made.

9.10
Party A shall send a written notice to Party B within 3 days after the occurrence of the events, including but not limited to being announced to cease productions, suspend its business, be dissolved, be reformed, bankrupt, and other events could change its organization or system and legal status, and shall adopt adequate treatments to protect rights and interests of Party B.

9.11	Party A shall send a written notice to Party B within 3 days after the occurrence of any other event that might affect its own business operation or rights of Party B.

9.12	In the event Party A changes its address, legal representative, or have major changes in the management, it shall notify Party B in writing within 7 days after the occurrence of such changes.
9.13
Without written consent of Party B, Party A shall not sell certain assets, prepay other debts, or provide guarantees/ mortgages/ pledges to the third party before Party A fully repays the principal and interests of the loan.

9.14	Party A shall not enter into any agreement that would damage the interests and rights of Party B under this agreement.
9.15
In the event the guarantee/ mortgage/ pledge is provided, if the guarantor/ mortgagor/ pledgor violates its obligations or is incapable to provide such guarantee/ mortgage/ pledge, Party A shall provide new guarantee/ mortgage/ pledge.

Article 10 Right and Obligation of Party B
10.1	Party B is entitled to request Party A to provide relevant materials and information under this agreement.
10.2	Party B is entitled to monitor and supervise the use of loan, and inquire the business operation, financial condition and condition of guarantees/ mortgages/ pledges, and disputes.
10.3	Party B shall issue the loan if Party A fulfills all the obligations under this agreement.
10.4	Party B shall comply with its confidential obligations to the business, financial and production materials provided by Party A.

Article 11 Breach Liability
11.1	In the event any party does not perform or partially perform its obligations under this agreement, it shall bear the breach liabilities.
11.2
In the event Party A or the guarantor/ mortgagor/ pledgor does not complete the guarantee/ mortgage/ pledge procedure, or does not conduct the drawdown procedure in accordance with the agreement, and the date to launch the loan has passed for 30 days, Party B is entitled to cancel the agreement and request Party A to prepay the launched loan.

11.3
In the event Party A is not in compliance with the agreement to repay the principal, it shall pay Party B the punitive interests calculated by the interest rate stipulated in this agreement plus 50% commencing the deferral date. Party A shall pay Party B the compound interest for the default interests during the term of the loan. In the event Party A does not repay the interest after the repayment of the loan is default, it shall pay compound interests calculated by the punitive interest rate under this agreement.

11.4
In the event Party A does not use the loan in compliance with the purpose, is shall pay Party B the punitive interests and compound interests calculated based on the interest rate stipulated in this agreement plus 100% as punitive interest rate against the breach amount of the principle and interests commencing the breach date.

11.5
In the event Party A defers to repay the loan or does not use the loan in compliance with the purpose, it shall pay deferral interests, punitive interests and compound interests calculated on a monthly basis.

11.6	Party A shall bear the legal expense, arbitration expense and other relevant expense incurred by Party B, due to the lawsuit against the breach of Party A.
11.7
Party B is entitled to declare that all issued loan shall become immediately due and the principal and interests of the issued loan shall be repaid by Party A and at the same time adopt corresponding measures, if one of the following events occur:

11.7.1	Party A does not comply with the purpose of using the loan, or not fully repay the principal, interests and other payments in accordance with the agreement;
11.7.2	Party A provides Party B with false information, or omits material financial information;
11.7.3	Party A rejects Party B’s inspection of the usage of the loan or monitoring of its production, operation and financial activities;
11.7.4	Party A uses the loan to make equity investments;
11.7.5	Party A uses the loan to conduct speculative businesses on securities, futures, real estates, or other illegal transactions;
11.7.6	Party A lends the loan to the other persons to make illegal profits;
11.7.7	Party A obtains the loan by fraudulence;
11.7.8	Party A and its related parties use fake agreements, note receivables, account receivables as pledge to obtain the loan from Party B;
11.7.9	Party A intends to breach its obligations to Party B through the related transactions;
11.7.10	Party A violates any representation or warranty of the agreements, in which it is one of the parties, and causes material breaches to other debts;
11.7.11
Any change of Party A’s business model, organization or legal status, including but not limited to the outsource, lease, escrow, asset restructure, debt restructure, equity restructure, joint venture business, merger, acquisition, spin-off, capital reduction, dissolution application, reforming application, bankruptcy application, and Party A does not obtain the written consent of Party B and complies with repayment obligations in accordance with the agreement, or provides new guarantees/ mortgages/ pledges accepted by Party B;

11.7.12
The adverse changes occur to the guarantees/ mortgages/ pledges under this agreement, including but not limited to the loss or value decrease of the collaterals, or the guarantor/ mortgagor/ pledgor breaches any of its obligations and Party A is unable to provide new guarantee/ mortgage/ pledge requested by Party B;

11.7.13
The guarantee/ mortgage/ pledge agreement does not become effective, is void, or is cancelled, or the guarantor/ mortgagor/ pledgor partially or fully loses its ability to provide the aforesaid, or expressly states that it will not perform such obligations, or violates any obligation under the guarantee/ mortgage/ pledge agreement or the agreement entered into with the third party, and Party A does not provide new guarantee/ mortgage/ pledge requested by Party B;

11.7.14	Party A’s representations and warranties are untrue, incorrect or contain material omission;
11.7.15	Party A expressly states or acts that it would not perform its obligations under the agreement;
11.7.16	Party A violates other obligations under this agreement and Party B acknowledges such violation would affect its rights and interests under this agreement.

Article 12 Effectiveness
This agreement becomes effective upon the execution.

Article 13 Transfer, Change and Cancellation
13.1	Party B may transfer rights and claims under this agreement in whole or in part to a third party without Party A’s consent.
13.2
With written consent of Party B, Party A shall provide Party B with the written documents of the guarantor/ mortgagor/ pledgor agreeing to continue to provide such guarantee/ mortgage/ pledge, or provide new guarantor/ mortgagor/ pledgor to Party B, in order to transfer its debts under this agreement in whole or in part to a third party.

13.3	Any change to this agreement shall be reached through written consents of both parties.
13.4	In the event Party A requests to extend this agreement, it shall obtain Party B’s consent and sign the extension agreement.
13.5	Party B is entitled to cancel this agreement and request the principal and interests of the loan to be prepaid, if one of the following events occurs:
13.5.1	The operational and financial condition of Party A worsens, and it is unable to repay the debts when due, or it involves material lawsuits which adversely affect the repayment of the debts.
13.5.2
The credit condition, business operation and financial condition of the corporate group customers of Party A materially worsen, and cause material adverse effects to Party B’s interests and rights to the loan.

13.5.3	Party A’s business is suspended, or it is dissolved, or its business license is withdrawn.
13.5.4	Other events causing material damages to the rights and interests of Party B under this agreement occur.

Article 14 Dispute Resolution

Article 15 Miscellaneous

Party A: Beijing Jiachenhong Biological Technologies, Co., Ltd.
Legal Representative: Ms. Ting Zheng  (with signature and corporate seal)

Party B: Huaxia Bank, Beijing Xiushui Branch
Legal Representative/ Responsible Person: Yu Yang  (with signature and corporate seal)

Execution Date: April 27, 2009